Exhibit 23.1

Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 to be filed on or about July 28, 2006) pertaining to the Amended 2000 Stock Option Plan of Inovio Biomedical Corporation, of our reports dated March 1, 2006, with respect to the consolidated financial statements of Inovio Biomedical Corporation, Inovio Biomedical Corporation management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Inovio Biomedical Corporation, included in the Annual Report (Form 10-K) for the year ended December 31, 2005, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
San Diego, California
July 24, 2006